Exhibit 10.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION.  BY ACQUIRING THIS NOTE, THE HOLDER REPRESENTS THAT THE HOLDER WILL NOT SELL OR OTHERWISE DISPOSE OF THIS NOTE WITHOUT REGISTRATION OR COMPLIANCE WITH AN EXEMPTION FROM REGISTRATION UNDER THE AFORESAID ACTS AND THE RULES AND REGULATIONS THEREUNDER.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A SECURITIES PURCHASE AGREEMENT BETWEEN THE MAKER AND THE SECURITY HOLDER DATED JULY [   ], 2015, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE MAKER.

COPSYNC, INC.

CONVERTIBLE PROMISSORY NOTE

$___________	[ ], 2015

FOR VALUE RECEIVED, COPsync, Inc. (the “Maker”) hereby promises to pay to the order of __________________ or its successors or assigns (the “Holder”) the principal amount of __________________ Dollars ($________) (the "Principal Amount").  This Convertible Promissory Note shall be referred to herein as the “Note”.

1.           Purpose.  This Note is made and delivered by the Maker to the Holder pursuant to the terms of that certain Securities Purchase Agreement, dated as of July [   ], 2015 (the “Original Issue Date”), by and among the Maker, the Holder, and the other Purchasers of the Maker’s Notes (the “Purchase Agreement”).  This Note is one of a series of substantially identical Notes issued by the Maker under the Purchase Agreement.  All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2.           Interest.  Simple interest on the Principal Amount from time-to-time remaining unpaid shall accrue from the date of this Note at the rate of eight percent (8%) per annum.  Interest shall be computed on the basis of a 360 day year and a 30 day month.

3.           Maturity Date.  All amounts payable hereunder shall be due and payable on the earlier to occur of (i) July [   ], 2018 (the "Calendar Due Date"), (ii) the occurrence of an Event of Default (as defined below) or (iii) the closing of a Public Offering (as defined below).

4.           Method of Repayment.

4.1           Mandatory Conversion Upon Public Offering.  If, prior to the Calendar Due Date, the Maker closes a firm commitment underwritten public offering of its common stock that raises at least $6 million (the "Public Offering"), the amounts payable hereunder shall be repaid with shares of the Maker's Common Stock in accordance with the terms of Section 5.1 of this Note.

4.2           Optional Conversions.

4.2.1           Optional Conversion Upon Change of Control.  At any time prior to the Calendar Due Date, in the event that the Maker consummates a Change of Control, at the option of the Holder, all or a portion of any amounts payable under this Note may be converted into shares of the Maker’s Common Stock in accordance with the terms of Section 5.2 of this Note.

4.2.2           Other Optional Conversions.  At any time on or after October 1, 2015 and prior to the Calendar Due Date, at the option of the Holder, all or a portion of any amounts payable under this Note may be converted into shares of the Maker’s Common Stock in accordance with the terms of Section 5.3 of this Note, provided that, an optional conversion in connection with a Change of Control shall be governed by terms of Section 4.2.1.

4.3           Repayment Election.  If this Note is not repaid prior to the Calendar Due Date in accordance with Sections 4.1 or 4.2 above, the Holder may elect to be repaid on the Calendar Due Date in one of the following ways: (i) the Holder may elect to receive, and the Maker shall repay, all amounts payable hereunder in a lump sum, in lawful money of the United States, which payment shall be equal to the Principal Amount and all accrued interest or (ii) the Holder may elect to receive the lump sum payment in shares of the Maker's Common Stock in accordance with Section 5.3 below.

4.4           Prepayment Right.  The Maker has the right to prepay this Note in lawful money of the United States with the consent of the Holder.  If this Note is prepaid in lawful money of the United States prior to a Public Offering, the payment amount shall equal 110% of the Principal Amount.

5.           Conversion of Note.  The following provisions shall govern the conversion of any and all amounts due under this Note.

5.1           Conversion in Conjunction with a Public Offering.  In the event of a Public Offering which closes prior to the Calendar Due Date, the Note shall have a conversion price equal to 0.80 times the Public Offering Price (the "Public Offering Conversion Price").  The Public Offering Price means the price per share paid by public investors in the Public Offering, without regard to any underwriting discount or expense (as appropriately adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to the Maker’s capital stock after the date hereof).

5.2           Conversion in Conjunction with Optional Conversion upon Change of Control. In the event that the Holder elects to receive payment of this Note in shares of the Maker's Common Stock in accordance with Section 4.2.1 above, the Note shall have a conversion price as follows:

5.2.1           If a Change of Control is consummated prior to October 1, 2015, then the Note shall have a conversion price equal to 80% of the greater of the per share consideration paid (A) in the Change of Control or (B) in the most recent Private Equity Financing to occur prior to the Holder's election (as appropriately adjusted to  reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to the Maker’s capital stock after the date hereof) (the “Change in Control Conversion Price”).

5.2.2           If a Change of Control is consummated on or after October 1, 2015, then the Note shall have a conversion price equal to the lesser of (i) the Optional Conversion Price or (ii) the Change of Control Conversion Price.

5.3           Conversion in Conjunction with Other Optional Conversion or Election.  In the event that the Holder elects to receive payment of this Note in shares of the Maker's Common Stock in accordance with Section 4.2.2 or Section 4.3(ii) above, the Note shall have a conversion price of $0.10 (as appropriately adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to the Maker’s capital stock after the date hereof) (the "Optional Conversion Price").

5.4           Conversion Rate.  The number of shares of Common Stock issuable upon conversion pursuant to Sections 5.1, 5.2 or 5.3 shall be determined by dividing (x) the Principal Amount and accrued interest (the "Conversion Amount") by (y) the Public Offering Conversion Price, the Change of Control Conversion Price, or the Optional Conversion Price, as applicable.

5.5           No Fractional Shares.  The Maker shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Maker shall round up such fraction of a share of Common Stock up to the nearest whole share.  The Maker shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion.

5.6           Mechanics of Conversion.

5.6.1           Mandatory Conversion.  The closing of a Public Offering prior to the Calendar Due Date will be the "Conversion Date".  Within 20 days of the Conversion Date, the Maker shall transmit to the Holder a certificate for the number of shares of Common Stock representing full repayment of the Conversion Amount on the Conversion Date, together with an explanation of the calculation.  Upon receipt of such notice, the Holder shall surrender this Note to a common carrier for delivery to the Maker as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction).  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

5.6.2           Voluntary Conversion.  If this Note is voluntarily converted pursuant to Sections 4.2 or 4.3, the Holder shall give written notice to the Maker notifying the Maker of its election to convert.   Before the Holder shall be entitled to voluntarily convert this Note, the Holder shall surrender this Note at the Maker’s principal executive office, or, if this Note has been lost, stolen, destroyed or mutilated, then, in the case of loss, theft or destruction, the Holder shall deliver an indemnity agreement reasonably satisfactory in form and substance to the Maker (without the requirement of a bond) or, in the case of mutilation, the Holder shall surrender and cancel this Note.  The Maker shall, as soon as practicable thereafter, issue and deliver to such Holder at such principal executive office a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Maker), together with a replacement Note (if any principal amount or interest is not converted).  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of this Note or the delivery of an indemnification agreement (or such later date requested by the Holder or such earlier date agreed to by the Maker and the Holder).  The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.

5.7           Reservation of Common Stock.  Until the Notes are paid in full, the Maker shall at all times keep reserved for issuance under this Note a number of shares of Common Stock as shall be necessary to satisfy the Maker’s obligation to issue shares of Common Stock hereunder, assuming that the Notes are convertible of a price per share of $0.10 or higher (without regard to any limitation otherwise contained herein with respect to the number of shares of Common Stock that may be acquirable upon exercise of this Note).  If, notwithstanding the foregoing, and not in limitation thereof, at any time while any of the Notes remain outstanding the Maker does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of the Notes at least a number of shares of Common Stock equal to the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Notes then outstanding, assuming that the Notes are convertible of a price per share of $0.10 or higher (the “Required Reserve Amount”) (an “Authorized Share Failure”), then the Maker shall immediately take all action necessary to increase the Maker’s authorized shares of Common Stock to an amount sufficient to allow the Maker to maintain the Required Reserve Amount for all the Notes then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Maker shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal.

5.8           Adjustments.  The applicable Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 5 hereof, shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

5.8.1           Merger, Sale of Assets, etc.  If the Maker at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid Principal Amount thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance.  The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

5.8.2           Reclassification, etc.  If the Maker at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

5.8.3           Notice of Adjustment.  Whenever the applicable Conversion Price is adjusted pursuant to this Section 5.8, the Maker shall promptly mail to the Holder a notice setting forth the applicable Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

6.           Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the Principal Amount of the Notes held by such holders (the “Registered Notes”).  The entries in the Register shall be conclusive and binding for all purposes absent manifest error.  The Maker and the holders of the Notes shall treat each person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of the Principal Amount and interest, if any, hereunder, notwithstanding notice to the contrary.  A Registered Note may be assigned or sold in whole or in part only in accordance with the terms of Section 12.3 of this Note and by registration of such assignment or sale on the Register.

7.           Defaults; Remedies.

7.1           Events of Default.  The occurrence of any one or more of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

7.1.1           The Maker fails to make any payment when due under this Note;

7.1.2           The Maker fails to observe and perform any of its covenants or agreements on its part to be observed or performed under the Purchase Agreement or any other Transaction Document, and such failure shall continue for more than 30 days after notice of such failure has been delivered to the Maker;

7.1.3           Any representation or warranty made by the Maker in the Purchase Agreement or any other Transaction Document is untrue in any material respect as of the date of such representation or warranty except, in the case of a breach of a representation or warranty which is curable, only if such breach continues for a period of at least 10 consecutive Business Days;

7.1.4           The Maker admits in writing its inability to pay its debts generally as they become due, files a petition in bankruptcy or a petition to take advantage of any insolvency act, makes an assignment for the benefit of its creditors, consents to the appointment of a receiver of itself or of the whole or any substantial part of its property, on a petition in bankruptcy filed against it be adjudicated a bankrupt, or files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof;

7.1.5           A court of competent jurisdiction enters an order, judgment, or decree appointing, without the consent of the Maker, a receiver of the Maker or of the whole or any substantial part of its property, or approving a petition filed against the Maker seeking reorganization or arrangement of the Maker under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, and such order, judgment, or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof;

7.1.6           Any court of competent jurisdiction assumes custody or control of the Maker or of the whole or any substantial part of its property under the provisions of any other law for the relief or aid of debtors, and such custody or control is not be terminated or stayed within 60 days from the date of assumption of such custody or control;

7.1.7.          The Notes shall cease to be, or be asserted by the Maker not to be, a legal, valid and binding obligation of the Maker enforceable in accordance with their terms;

7.1.8           A judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Maker which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Maker certifies that it has not received a written statement from such insurer or indemnity provider denying such coverage (which written statement shall be reasonably satisfactory to the Holder) and if the Maker will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;

7.1.9           Any Event of Default occurs with respect to any of the other Notes;

7.1.10         A default by the Maker under one or more obligations in an aggregate monetary amount in excess of $250,000 for more than 30 days after the due date, unless the Maker is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the disputed amount;

7.1.11         The Maker fails to deliver the shares of Common Stock to the Holder pursuant to and in the form required by this Note or, if required, a replacement Note more than five Business Days after the required delivery date of such Common Stock or Note; or

7.1.12         The Maker fails to have reserved for issuance upon conversion of the Notes the amount of Common Stock as set forth in this Note assuming a conversion price of $0.10 or more per share.

7.2           Notice by the Maker.  The Maker shall notify the Holder in writing as soon as reasonably practicable but in no event more 5 Business Days after the occurrence of any Event of Default of which the Maker acquires knowledge.

7.3           Remedies.  Upon the occurrence of any Event of Default, all other sums due and payable to the Holder under this Note shall, at the option of the Holder, become due and payable immediately without presentment, demand, notice of nonpayment, protest, notice of protest, or other notice of dishonor, all of which are hereby expressly waived by the Maker.  Any payment under this Note (i) not paid within 10 days following the Calendar Due Date or (ii) due immediately following acceleration by the Holder shall bear interest at the rate of 15% from the date of the Note until paid, subject to Section 7.5.  To the extent permitted by law, the Maker waives the right to and stay of execution and the benefit of all exemption laws now or hereafter in effect.  In addition to the foregoing, upon the occurrence of any Event of Default, the Holder may forthwith exercise singly, concurrently, successively, or otherwise any and all rights and remedies available to the Holder by law, equity, or otherwise.

7.4           Remedies Cumulative, etc.  No right or remedy conferred upon or reserved to the Holder under this Note, or now or hereafter existing at law or in equity or by statute or other legislative enactment, is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and concurrent, and shall be in addition to every other such right or remedy, and may be pursued singly, concurrently, successively, or otherwise, at the sole discretion of the Holder, and shall not be exhausted by any one exercise thereof but may be exercised as often as occasion therefor shall occur.  No act of the Holder shall be deemed or construed as an election to proceed under any one such right or remedy to the exclusion of any other such right or remedy; furthermore, each such right or remedy of the Holder shall be separate, distinct, and cumulative and none shall be given effect to the exclusion of any other.

7.5           Usury Compliance.  All agreements between the Maker and the Holder are expressly limited, so that in no event or contingency whatsoever, whether by reason of the consideration given with respect to this Note, the acceleration of maturity of the unpaid Principal Amount and interest thereon, or otherwise, shall the amount paid or agreed to be paid to the Holder for the use, forbearance, or detention of the indebtedness which is the subject of this Note exceed the highest lawful rate permissible under the applicable usury laws.  If, under any circumstances whatsoever, fulfillment of any provision of this Note shall involve transcending the highest interest rate permitted by law which a court of competent jurisdiction deems applicable, then the obligations to be fulfilled shall be reduced to such maximum rate, and if, under any circumstances whatsoever, the Holder shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to the reduction of the unpaid Principal Amount under this Note and not to the payment of interest, or, if such excessive interest exceeds the unpaid balance of the Principal Amount under this Note, such excess shall be refunded to the Maker.  This provision shall control every other provision of all agreements between the Maker and the Holder.

8.           Replacement of Note.  Upon receipt by the Maker of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Note and (in case of loss, theft, or destruction) of indemnity satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Maker will make and deliver a new Note of like tenor in lieu of this Note.

9.           Maker's Covenants.

9.1           Restricted Payments.  The Maker shall not, and the Maker shall not permit any of its subsidiaries (if any) to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any capital stock or all or any portion of any indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

9.2           Valid Issuance of Securities.  The Maker covenants that the securities issuable upon the conversion of this Note will, upon conversion of this Note, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof.

9.3           Timely Notice.  The Maker shall give the Holder at least 10 days’ advance written notice prior to the closing of a Change of Control, provided that the Holder agrees to be bound by any applicable confidentiality agreement or agreements as the Maker shall deem necessary or appropriate.

10.           Certain Definitions.

10.1         “Business Days" shall mean any day that is not a Saturday, Sunday or a federal holiday.

10.2         “Change of Control” means any liquidation, dissolution or winding up of the Maker, either voluntary or involuntary, and shall be deemed to be occasioned by, or to include, (i) the acquisition of the Maker by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) unless the Maker’s shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Maker’s acquisition or sale or otherwise) hold at least a majority of the voting power of the surviving or acquiring entity, or its direct or indirect parent entity (except that any bona fide equity or debt financing transaction for capital raising purposes shall not be deemed a Change of Control for this purpose) or (ii) a sale, exclusive license or other disposition of all or substantially all of the assets of the Maker, including a sale, exclusive license or other disposition of all or substantially all of the assets of the Maker’s subsidiaries, if such assets constitute substantially all of the assets of the Maker and such subsidiaries taken as a whole.

10.3         “Private Equity Financing” means a privately marketed equity financing resulting in gross proceeds in excess of $250,000 which closes before the Calendar Due Date; provided, however, that none of the following issuances of securities shall constitute a “Private Equity Financing”: (i) the offering of these Notes and any subsequent offerings of convertible promissory notes or any other debt offering; (ii) securities issued without consideration in connection with any stock or unit split of, or stock or unit dividend on, Maker’s Common Stock; (iii) securities issued to Maker’s employees, officers, directors, consultants, advisors or service providers pursuant to any plan, agreement or similar arrangement unanimously approved by Maker’s board of directors; (iv) securities issued to banks or equipment lessors; (v) securities issued in connection with a bona fide business acquisition of or by the Company (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise); or (vi) any right, option or warrant to acquire any security convertible into or exercisable for the securities listed in clauses (i) through (v) above.

11.           Amendments, Waivers, and Consents.

11.1         Amendment and Waiver by the Holders.  The Notes, including this Note, may be amended, modified, or supplemented, and waivers or consents to departures from the provisions of the Notes may be given, if the Maker and holders of an aggregate majority of the Principal Amount of the Notes then outstanding, consent to the amendment; provided, however, that no term of this Note may be amended or waived in such a way as to adversely affect the Holder disproportionately to the holder or holders of any other Notes without the written consent of the Holder and neither the principal balance or interest rate of the Note may be amended or modified without the consent of the Holder.  Such consent may not be effected orally, but only by a signed statement in writing.  Any such amendment or waiver shall apply to and be binding upon the Holder of this Note, upon each future holder of this Note, and upon the Maker, whether or not this Note shall have been marked to indicate such amendment or waiver.  No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

11.2         Severability.  In the event that for any reason one or more of the provisions of this Note or their application to any person or circumstance shall be held to be invalid, illegal, or unenforceable in any respect or to any extent, such provision shall nevertheless remain valid, legal, and enforceable in all such other respects and to such extent as may be permissible.  In addition, any such invalidity, illegality, or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

11.3         Assignment; Binding Effect.  The Maker may not assign this Note without the prior written consent of the Holder.  Any attempted assignment in violation of this Section 11.3 shall be null and void.  Subject to the foregoing, this Note inures to the benefit of the Holder, its successors and assigns, and binds the Maker, and their respective successors and permitted assigns, and the words “Holder” and “Maker” whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

11.4         Notice Generally.  All notices required to be given to any of the parties hereunder shall be given as set forth in the Purchase Agreement.

11.5         Governing Law; Jurisdiction; Jury Trial. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  The Maker hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  The Maker hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Maker in any other jurisdiction to collect on the Maker’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.  THE MAKER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.  This Note shall be deemed an unconditional obligation of Maker for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Maker by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Holder and Maker are parties or which Maker delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Maker’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

11.6         Section Headings, Construction.  The headings of paragraphs in this Note are provided for convenience only and will not affect its construction or interpretation.  All words used in this Note will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

11.7         Payment of Collection, Enforcement and Other Costs.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, or (b) there occurs any bankruptcy, reorganization, receivership of the Maker or other proceedings affecting the Maker's creditors’ rights and involving a claim under this Note, then the Maker shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

11.8         Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to the Holder, upon any breach or default of the Maker under this Note shall impair any such right, power, or remedy of the Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring.  Any waiver, permit, consent, or approval of any kind or character on the part of the Holder of any breach or default under this Note or any waiver on the part of the Holder of any provisions or conditions of this Note must be made in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Note or by law or otherwise afforded to the Holders, shall be cumulative and not alternative.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, COPsync, Inc. has caused this Convertible Promissory Note to be executed and delivered on the date set forth above on the cover page of this Note.

COPSYNC, INC.

By:
     Name:
     Title:

By:
     Name:
     Title: